Exhibit 4.3

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is executed on January 30, 2005 by and between Taiwan Semiconductor Manufacturing Company, Ltd., (“TSMC, Ltd.”) a Taiwanese corporation, having a place of business located at No. 8 Li-Hsin Road 6, Hsin-Chu Science Park, Hsin-Chu, Taiwan, Republic of China, on behalf of itself and all of its Related Companies (collectively “TSMC”); and Semiconductor Manufacturing International Corporation, (“SMIC Cayman”) a Cayman Island Corporation, having a place of business located at No.18 Zhang Jiang Road, Pudong New Area, Shanghai 201203, People’s Republic of China, on behalf of itself and all of its Related Companies (collectively “SMIC”) including Semiconductor Manufacturing International (Shanghai) Co. Ltd. and SMIC Americas. TSMC and SMIC may be collectively referred to hereinafter as the “Parties.”

WHEREAS there is a federal district court action in the United States District Court for the Northern District of California, Civil Action No. C03-5761 MMC, between TSMC Ltd. and SMIC alleging infringement of U.S. Patent No. 5,923,088, U.S. Patent No. 6,107,206, U.S. Patent No. 6,174,797, U.S. Patent No. 6,268,274, U.S. Patent No. 6,272,514, U.S. Patent No. 6,171,896, U.S. Patent No. 6,350,662, U.S. Patent No. 6,287,172, U.S. Patent No. 6,399,522, U.S. Patent No. 6,569,723, and U.S. Patent No. 6,417,032 (“First District Court Action”).

WHEREAS there is a California state court action in Alameda County Superior Court in Oakland, California, Civil Action No. RG04156932, between TSMC, on the one hand, and SMIC and Hiang C. Chan, an individual, on the other hand, alleging inter alia misappropriation of trade secrets, unfair competition, and interference with business relations. (“California State Court Action”)

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WHEREAS there is a federal district court action in the United States District Court for the Northern District of California, Civil Action No. C04-3390, between TSMC Ltd. and WaferTech and SMIC alleging infringement of U.S. Patent No. 6,251,795, U.S. Patent No. 6,121,091, and U.S. Patent No. 6,235,653 (“Second District Court Action”).

WHEREAS, there is an investigation before the U.S. International Trade Commission, Investigation No. 337-TA-525, against SMIC in which TSMC alleges violations of Section 337 arising from the unlawful importation into the United States, the sale for importation, or the sale within the United States after importation of certain semiconductor devices and products containing the same, that were made, produced or processed by a means covered by or infringe or induce infringement of one or more claims of U.S. Patent No. 6,121,091, U.S. Patent No. 6,251,795, and U.S. Patent No. 6,235,653 and the misappropriation of TSMC’s trade secrets (“ITC Action”).

WHEREAS TSMC, Ltd. obtained a provisional injunction (the “Taiwan Injunction”) in the Hsin-Chu District Court of Taiwan against Semiconductor Manufacturing International Corporation and Richard Ru Gin Zhang (“Richard Chang”), Case No. 91-Chai-Chuan-235, on May 14, 2002 (“Taiwan Action”).

WHEREAS, SMIC neither admits nor denies liability on the claims asserted in the First District Court Action, the California State Court Action, the Second District Court Action, the Taiwan Action and/or the ITC Action (collectively the “Pending Actions”).

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WHEREAS, the Parties desire to settle all the Pending Actions and enter into the Patent License Agreement, attached as Exhibit F, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the following rights and obligations granted and undertaken by the Parties in this Agreement and Patent License Agreement, and for other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the Parties agree as follows:

I. PAYMENTS

1. In consideration of this Settlement Agreement and the Patent License, SMIC (Cayman) shall pay to the entity(ies) designated by TSMC the aggregate sum set forth in Exhibit A.

2. The Parties agree that of the aggregate sum to be paid under the previous paragraph, U.S. $20million is allocated to the past, and as to the balance the Parties agree that they will be free to decide such allocations independently of each other, without any further consultation or agreement with the other Party.

3. The above amount shall be paid to TSMC net of any withholding tax obligations, if any, that may attach to such payments, which obligations SMIC shall bear. The Parties shall reasonably cooperate to seek a refund or release of any such withheld amounts.

4. SMIC’s obligation to make the above payments is irrevocable and will be secured by a series of promissory notes provided to TSMC in the form attached as Exhibit B.

5. Except for the first payment to be paid upon signing of this Agreement, TSMC shall provide SMIC with: (i) an invoice (to the address identified in paragraph 46) specifying the specific amount due under each installment payment set forth in Exhibit A thirty (30) days prior to the payment date; and (ii) wire transfer instructions not less than fifteen (15) business days before any payments are due. Unless new wire transfer instructions are timely received by SMIC, the last such instructions shall be used.

II. THE PENDING ACTIONS.

6. The Parties shall execute and file a stipulation of dismissal without prejudice of TSMC’s claims in the California State Court Action substantially in the form attached hereto as Exhibit C-1. The Parties shall execute and file a stipulated dismissal with prejudice of TSMC’s claims in the California State Court Action against Hiang C. Chan, in exchange for which SMIC hereby agrees that SMIC shall be liable for any conduct of Hiang C. Chan that was or could have been the subject of the claims of the California State Court Action, and shall ensure, to the fullest extent possible, that Hiang C. Chan complies with his obligations to appear in the County of the State of California for deposition and/or trial in any Refiled action. The Parties agree to execute an “undertaking” to settle the California State Court Action against Hiang C. Chan substantially in the form of Exhibit C-2.

7. The Parties shall execute and file an executed stipulation of dismissal without prejudice of TSMC’s claims in the First District Court Action substantially in the form attached hereto as Exhibit D. The stipulation of dismissal filed in the First District Court Action shall include a dismissal without prejudice of SMIC’s Counterclaims.

8. The Parties shall execute and file an executed stipulation of dismissal without prejudice of TSMC’s claims in the Second District Court Action substantially in the form attached hereto as Exhibit E. The stipulation of dismissal filed in the Second District Court Action shall include a dismissal without prejudice of SMIC’s Counterclaims.

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9. The Parties shall execute and file a joint motion and related papers to vacate the Taiwan Injunction and terminate the Taiwan Action substantially in the form attached hereto as Exhibit F. The parties shall cooperate to ensure that the existing bond posted by TSMC for the Taiwan Injunction shall be refunded to TSMC.

10. The Parties shall file a Joint Motion to Terminate the ITC Action based on the Settlement Agreement substantially in the form attached as Exhibit G, along with a public version of the Joint Motion to Terminate the ITC Action and a public version of this Agreement. The Parties shall cooperate both in the preparation of such public versions so that any sensitive commercial information is not publicly disclosed, and in requesting confidential treatment for such version of this Agreement in connection with the filing of the same before any government authority.

11. The parties shall share equally any court-related costs incurred in the settlement of the matters described in Paragraphs 6,7,8, 9 and 10. All other costs associated with the settlement of these matters and not otherwise provided in this agreement shall be borne respectively by the party incurring such costs, including but not limited to attorney fees and costs.

III. PATENT LICENSE.

12. The Parties hereby agree to enter into the Patent License Agreement attached hereto as Exhibit H.

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IV. TSMC INFORMATION ACQUIRED PRIOR TO THE EFFECTIVE DATE.

13. SMIC acknowledges that, other than the Patent License Agreement, neither this Agreement, nor any agreement referenced herein, grants SMIC any right, title, or interest in any TSMC Information. SMIC acknowledges and agrees that it is not licensed or authorized to possess, disclose or to use in any way or to any extent, TSMC Information, including any TSMC Information that was obtained or used by SMIC or its employees prior to the Effective Date.

14. TSMC provides SMIC a “Grace Period” commencing on the Effective Date and ending on July 31, 2005, during which Grace Period TSMC will not sue SMIC for any alleged continued possession or use by SMIC of TSMC Information acquired prior to the Effective Date in or for SMIC’s 0.13um or smaller processes, nor conduct an Audit (as hereinafter defined). TSMC provides this Grace Period on the understanding that SMIC will use the Grace Period to ensure that SMIC neither possesses nor uses TSMC Information in SMIC’s 0.13um or smaller processes and related business activities.

15. Upon execution of this Agreement, SMIC shall use reasonable efforts separately to identify and return to TSMC’s counsel, Keker & Van Nest, each and every document or material (whether in paper or digital format) that SMIC knows or has reason to believe based on a good faith investigation, might contain TSMC Information, except that one copy of such TSMC Information may be retained by SMIC’s legal counsel (Paul Hastings) and shall only be used in accordance with the terms of this Agreement, and one copy will be placed into the escrow to be established pursuant to Article V herein. SMIC’s identification and return of such information shall not be deemed an admission of liability.

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16. SMIC shall not be in breach of the obligation in paragraph 15 above because it possesses and uses SMIC Information relating to, or sells products using SMIC’s existing 0.15um and larger Process Technologies that may contain or be derived from TSMC Information. Nor shall SMIC be in breach of said obligation because it manufactures a product for a customer and in conjunction with manufacturing such product receives TSMC Information from such customer, without knowing or having any reason to know that the customer has disclosed TSMC Information, was under a duty not to disclose TSMC Information or used improper means to acquire TSMC Information.

V. ESCROW AND AUDIT.

17. TSMC and SMIC agree to enter into the Escrow Agreement attached hereto as Exhibit I.

18. SMIC agrees to deposit a copy of all of the documents identified in Exhibit A Mandatory Deposit Materials to the Escrow Agreement by July 31, 2005.

19. To the extent that, within thirty (30) days of the Effective Date, any Counsel to the Parties has not deposited into Escrow all of the documents produced by the other Party during discovery in the several litigation matters, then, within such thirty (30) day period, such Counsel will use its reasonable, good faith efforts to return to the producing Party, all but one copy of the documents produced by the other Party in the Pending Actions and provide a certification that all such documents either have been returned or deposited into Escrow. During this process, any documents produced by third parties in any action shall be governed by the existing protective order in that actionor local laws of the governing jurisdiction.

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20. Two years after the Effective Date, the respective General Counsels of the Parties and a representative of each of the Parties’ senior management shall meet to discuss the necessity of maintaining the ongoing escrow process. In the event that there have been no major issues concerning possible breach of this Agreement during said two year period, and without any obligation of the Parties, during such meeting the Parties may consider the possible termination or modification of the Escrow Agreement.

21. The Parties will split the costs 50/50 for setting up the initial escrow.

22. SMIC will bear its own costs for depositing material into the escrow.

23. After July 31, 2005, TSMC may at any time at its own discretion decide to audit the information that SMIC has deposited into the escrow to (i) ensure that SMIC has complied with its obligations to deposit and update the materials described in Exhibit A of the Escrow Agreement, and/or (ii) verify that SMIC is not using TSMC Information in a 0.13um or smaller Process Technology (an “Audit”).

a. The Audit may only be performed by TSMC’s outside counsel who may retain one or more outside consultants selected by TSMC to consult with TSMC’s outside counsel. Such consultants shall be among those previously identified by TSMC in the ITC action, State Court action or the First District Court action, and shall be bound by any undertaking executed by them in such action. In addition, TSMC will make sure that such consultants are not currently or previously associated with SMIC as its employees or consultants, and SMIC shall not hire or retain as consultants any of the consultants previously disclosed by TSMC in any of the Pending Actions.

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b. TSMC’s outside counsel will notify the Escrow Company which documents or material it wishes to inspect and will provide a copy of the request to SMIC.

c. SMIC will have no right to object to the release of any requested material to TSMC’s outside counsel or outside consultant(s) for purposes of any Audits.

24. TSMC shall bear the costs for its Audit(s), provided, however, that it shall be entitled to recover such costs, including TSMC’s legal fees and costs, if SMIC is found in a legal proceeding to have been using after the Grace Period TSMC Information in any of its 0.13um or smaller Process Technology. SMIC shall bear its costs and fees for any work necessary because of the obligations SMIC undertakes herein to modify or develop Process Technologies.

25. During the Grace Period, SMIC and SMIC’s counsel may only examine the materials deposited in escrow for the purpose of identifying SMIC’s 0.13um or smaller Process Technology or related information, if any, that may need to be purged of TSMC Information (“SMIC 0.13um Information”).

26. On or before the conclusion of the Grace Period, SMIC’s outside counsel may communicate to SMIC the identification of any SMIC 0.13um Information that may need to be purged of TSMC Information, provided, however, that SMIC’s outside counsel shall not communicate or disclose to SMIC any TSMC Information; and further provided that within five (5) days of the end of the Grace period, SMIC’s counsel shall provide to TSMC a report identifying any TSMC Information discovered during the Grace Period; such provision of information by SMIC’s outside counsel to TSMC’s outside counsel shall not be asserted by TSMC to be a waiver of SMIC’s attorney client privilege rights as to such communication or any related communications between SMIC and its outside counsel

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27. The retention, use and disclosure of all documents retained by the Parties’ respective legal counsel under Article V of this Agreement shall be governed by the stipulated protective order entered in the First District Court Action, which protective order shall continue in force and effect as between the Parties so long as any legal counsel retains such documents or of SMIC’s counsel’s work product.

VI. COVENANTS AND WARRANTIES

28. Except in the event of a Termination, as defined in paragraph 43, TSMC hereby covenants not to sue SMIC for SMIC’s acquisition and use of Previously Acquired TSMC Information before the Effective Date and for any continuing use of such Previously Acquired TSMC Information in SMIC’s existing 0.15um and larger processes and related business activities after the Effective Date, subject to the following:

a. This covenant does not extend to SMIC’s use after the Effective Date of any TSMC Information in, or relating to, any 0.13um or smaller SMIC Process Technologies or related business activities;

b. This covenant does not extend to any oral or written disclosure by SMIC after the Effective Date of any TSMC Information acquired before the Effective Date; and

c. This covenant does not extend to any TSMC Information acquired by, disclosed to, or first used by SMIC after the Effective Date, including the use of any previously acquired TSMC Information to develop a new SMIC process(es) after the Effective Date.

29. SMIC warrants and represents that, should it become aware after the Effective Date of any acquisition, use, or disclosure of TSMC Information that is subject of paragraph 28 above,

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it shall treat the TSMC Information as strictly confidential, deposit a copy of such information into the escrow account, and immediately notify TSMC’s counsel and return to TSMC’s counsel all remaining copies of the TSMC Information.

30. For so long as there is no Refiled Action (as defined below in paragraph 41), SMIC covenants not to sue TSMC based upon or relating to the appropriateness or basis of any claim or cause of action that TSMC has asserted in the Pending Actions, including but not limited to claims for malicious prosecution, sanctions, or abuse of process.

31. SMIC warrants and represents that it will not make any statements that will suggest or imply to any third party (including but not limited to customers) that SMIC’s processes use or are derived from TSMC Information, or are “based on TSMC’s processes,” are “TSMC compatible,” are “TSMC-like,” or otherwise suggest a use of or a derivation from TSMC Information, compatibility with TSMC’s processes or technology arising from TSMC Information, or endorsement by TSMC. However, SMIC may state that its operations are “foundry compatible” according to generally accepted industry standards.

VII. NON-SOLICITATION OF EMPLOYEES

32. SMIC agrees not to solicit TSMC Information from current or former employees of TSMC.

33. SMIC agrees to maintain appropriate measures to require any employees, including new hires from TSMC, not to bring to, or use at SMIC, any TSMC Information or unlicensed TSMC intellectual property.

34. SMIC agrees not to solicit for employment on its own initiative, directly or indirectly, or use improper means to hire employees of TSMC. However, normal recruiting program implemented by SMIC addressed to the general public and not specifically targeting any TSMC employees shall not be deemed as a violation of this section.

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VIII. CONFIDENTIALITY

35. The Parties agree that all provisions, terms and conditions of this Agreement are and will remain confidential, and that they shall not disclose such terms and conditions, in whole or in part, under any circumstances to any person not a party hereto, except

1	as expressly provided herein, pursuant to paragraph 36;

2	with the prior written consent of the other party;

3	to the extent such disclosure may be required in judicial, administrative or regulatory proceedings in response to a valid subpoena or as may otherwise be required by law, subject to protective order or other similar protections as applicable;

4	for the purposes of disclosure in connection with the U.S. Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any other disclosures or reports filed with the U.S. Securities and Exchange Commission, the NYSE, The Hong Kong Stock Exchange, and comparable PRC, Taiwan, and other securities authorities where applicable;

5	to either Party’s accountants, auditors, legal counsel, insurers or bankers subject to an obligation of confidentiality and/or privilege as applicable;

provided, however, that prior to any such disclosure pursuant to subparagraphs (3) or (4) hereof, the party seeking to make a disclosure shall notify the other party and consult with the other party and otherwise take all reasonable actions in an effort to minimize the nature and extent of such disclosure.

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IX. FUTURE STATEMENTS.

36. The Parties agree to each issue mutually agreed press release upon consummation of this Agreement on January 30, 2005. Except as otherwise agreed by the Parties, the Parties: (i) will endeavor to keep the contents of this Agreement confidential, and (ii) will endeavor not to disclose the specific terms of this Agreement to the media, investment community, or public at large, except as may be needed to correct an inaccurate report or description of the settlement. The Parties agree that in the event of an action for breach of his Agreement or any Exhibit hereto, either party may disclose the specific terms of this Agreement in connection with litigation concerning this Agreement or any Exhibit thereto, on the condition that the terms of settlement be kept as confidential as the applicable court will allow, except as provided in paragraph 35.

37. So long as this Agreement is not breached, neither party, nor their officers or directors, will make any public statements asserting or denying the merits of the claims previously asserted in any of the actions settled herein.

X. CHOICE OF LAW, JURISDICTION, ENFORCEMENT.

38. This Agreement, its validity, its interpretation, enforcement and performance shall be governed by the substantive laws of the State of California, USA (without application of its conflict of law rules), as if this Agreement were wholly executed and wholly performed in the State of California, USA and the substantive laws of California shall apply to any dispute arising out of this Agreement.

39. The Parties agree to personal jurisdiction and venue of the California Courts with regard to any dispute arising out of the interpretation, enforcement or breach of this Agreement.

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XI. BREACH.

40. Should either party believe that the other party has breached this Agreement, the party believing that there has been a breach shall notify the other party of the breach and the basis for the belief that there has been a breach. Within ten (10) business days of receipt of notice of breach, the Parties’ General Counsels shall meet in a neutral location and attempt in good faith to resolve the breach. If their attempt is unsuccessful, a meeting to reach a good faith resolution of the breach shall take place in a neutral location within five (5) business days after the last meeting of the Parties’ General Counsels, and shall include at least one senior business and/or technical representative from each party and the Parties’ General Counsels. The conciliation process set forth in this paragraph shall be referred to as “Meet and Confer”. It is the intention of the Parties to make reasonable efforts to try to resolve any disputes it may have using this Meet and Confer to try to avoid future litigation.

41. In the event that the during Meet and Confer the Parties have not agreed on some remedial action and appropriate compensation or if the breach is not cured to the satisfaction of the non-breaching party following conclusion of the Meet and Confer, the non-breaching party may declare a breach of this Agreement and may avail itself of all rights and remedies with respect to such breach, including filing a new action for breach of this Agreement and asserting any of the causes of action in any of the Pending Actions and/or refiling any of the Pending Actions (“Refiled Action” or “Refiled Actions”) in the California Courts, State or Federal, and/or the ITC. SMIC and TSMC hereby (a) expressly consent to personal jurisdiction in the California Courts, State or Federal, and/or the ITC in the event of such a new or Refiled Action; (b) agree to accept service of process as if it were a California corporation; (c) expressly waive

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any requirements for service under the Hague or any convention between the US and China or Taiwan, and (d) agree that any judgment entered against SMIC or TSMC in a new or Refiled Action will be enforceable against SMIC in China as if the judgment had been entered by a Chinese court or against TSMC in Taiwan as if the judgment had been entered by a Taiwan court.

42. Following the conclusion of the Meet and Confer set forth in paragraph 40 above, In the event of (i) SMIC’s failure to make any payment required by this Agreement when due; (ii) SMIC’s or TSMC’s breach of the Patent License Agreement; or (iii) an assignment that is prohibited by this Agreement, or (iv) SMIC’s acquisition or disclosure of any TSMC Information after the Effective Date; or (v) SMIC’s acquisition, use or disclosure of TSMC Information in 0.13 um or smaller SMIC processes or related business activities after the conclusion of the Grace Period, or to develop a new SMIC Process Technology after the Effective Date, all rights, releases and licenses granted to the breaching party under this Agreement and the Patent License Agreement shall immediately terminate as of the date of the breach (“Termination”). The date of the breach is the date of the act constituting the breach, not the date that a party learns of the breach or the date a court or other tribunal determines that there has been a breach, and the breaching party shall be liable for all unauthorized actions occurring after the date of the breach. The Parties agree that in the event of a breach, the breaching party shall be liable for pre-judgment interest beginning no later than the date of the breach.

43. In the event of a Termination due to the fault of SMIC, any payments in paragraph 1 not already paid by SMIC shall become immediately due and payable. Except as provided herein, any defenses raised or available to either of the Parties in each of the Pending Actions as

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of the date of the termination of such action, shall be available in any Refiled Action. In any Refiled Action, the computation of the time to commence the action, for purposes of the statute of limitations, laches, waiver or estoppel defenses shall not be deemed to include the time from the commencement of the original action to a date one year after the date of termination of this Agreement. In any such Refiled Action, any party may assert, in addition to any other defenses it may have in law or equity, that it has not breached this Agreement. Further, in any Refiled Action related to SMIC’s misappropriation of TSMC Information, SMIC agrees to waive the benefits of and not to assert the applicability of the single claim doctrine described in Cadence Design Systems v. Avant! Corp, 29 Cal. 4th 215 (2002) for any reason based upon this Settlement Agreement, or upon any other term or obligation or action set forth in or required by this Agreement.

44. In any Refiled Action, the amount paid by SMIC under this Agreement may be allocated and credited against and up to any amount awarded as damages against SMIC, as justice requires.

45. In the event of a breach of this Agreement by any Party hereto, the prevailing party in any action to enforce its rights hereunder shall be entitled to recover all costs and expenses, including reasonable attorney’s fees incurred in connection with enforcing this Agreement.

XII. NOTICE

46. Any notice or other communication hereunder shall be sufficiently given to: (i) SMIC when sent by overnight or certified mail addressed to Chief Legal Officer, Semiconductor Manufacturing International Corporation, No.18 Zhang Jiang Road, Pudong New Area, Shanghai 201203, People’s Republic of China the address set out above; or (ii) TSMC when

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sent by overnight or certified mail addressed to General Counsel, Taiwan Semiconductor Manufacturing Company, Ltd., a Taiwanese corporation, having a place of business located at No. 8 Li-Hsin Road 6, Hsin-Chu Science Park, Hsinchu, 300-77, Taiwan, Republic of China. Changes in such addresses may be specified by written notice.

XIII. MISCELLANEOUS.

47. This Agreement is a compromise between many complex issues and disputes between the Parties. The Parties may not, and agree that it will not use this Agreement in any way as a measure of damages, or evidence therefore, of any claim between TSMC and SMIC or any valuation of rights granted hereunder.

48. This Agreement and the agreements and licenses referred to herein represent the only agreements of the Parties with respect to the Pending Actions and supercedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, concerning the subject matter of the Agreement. This Agreement may not be altered or amended without the express written consent of the Parties.

49. Neither this Agreement nor any licenses or rights granted hereunder shall be assignable or transferable (in insolvency proceedings; by reason of an asset transfer such as a corporate merger, acquisition, or reorganization; or otherwise) by either Party without the express written consent of the other Party. Any attempted unauthorized transfer or assignment shall be null and void and unenforceable in law or equity and constitute a breach of this Agreement.

50. The failure of a Party to insist upon strict adherence to any term of the Agreement on any occasion shall not be considered a waiver nor deprive that Party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing.

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51. This Agreement shall be binding on all of the parties identified above, and any and all Subsidiaries, Related Companies, parents or affiliates of the Parties as well as their officers, agents, servants, employees, attorneys and all others sitting in concert or participation with any of the foregoing.

52. The headings included in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

53. Should one or more of the provisions of this Agreement be found invalid, illegal or deemed unenforceable by any court, the remaining terms and provisions of the Agreement shall remain in full force and effect unless the deletion of the invalid, illegal or unenforceable terms materially alters the scope of the Agreement and/or the obligations of one or more the Parties.

54. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies provided by law.

55. Any defined term used in this Agreement or any of the agreements or other documents referenced herein shall have the meaning ascribed to it in such definition.

56. Each party will bear its own legal fees, expenses, and costs in connection with the Pending Actions and the settlement negotiations.

57. No party shall be liable for any delay or non-performance of its obligations hereunder in the event and to the extent that such delay or non-performance is due to an event of Force Majeure, defined below. “Force Majeure” means war, civil unrest, terrorist acts, strikes, lock-out and other general labor disputes, acts of government, natural disasters, breakdown or general unavailability of transport facilities, general shortages of energy, general shortages of

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materials, accidents, fire, earthquakes, explosions and Acts of God. The party affected by an event of force majeure shall inform the other party in writing without delay of its occurrence, probable duration and cessation.

58. Each Party represents and warrants that it is under no legal impediment to the entry into and confirmation of this Agreement and this agreement is effective and enforceable.

59. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

60. The parties hereby acknowledge that each has been represented by independent legal counsel throughout all negotiations which preceded the execution of this Agreement and that this Agreement has been executed with the consent and advice of such counsel.

Each party represents and warrants for himself or itself that the individual executing this Agreement on his or its behalf is authorized to do so and to bind the party on whose behalf the individual is signing. The parties further represent and warrant that each is the sole holder of the claims being released in this Agreement, that he or it has not assigned those Claims to any other person, and that no one else has any claim, title or interest in or to the claims being released herein.

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IN WITNESS WHEREOF, the Parties have themselves through their duly authorized representatives caused this Agreement to be executed:

Date: January 30, 2005

TSMC, Ltd.

By:	FC Tseng
Date:	January 30, 2005

WaferTech LLC

By:	Steve Tso
Date:	January 30, 2005

TSMC -NA

By:	FC Tseng
Date:	January 30, 2005

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SMIC Americas

By:	Richard R. Chang
Date:	January 30, 2005

SMIC Shanghai.

By::	Richard R. Chang
Date:	January 30, 2005

SMIC Cayman.

By:	Richard R. Chang
Date:	January 30, 2005

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APPENDIX A

DEFINITIONS

Effective Date means January 31, 2005.

Execution means the date on which the last party signs this Agreement.

Patents means and include any and all patents (including patents of importation, patents of confirmation, improvement patents, patents and certificates of addition and utility models, as well as divisions, reissues, continuations, continuations-in-part, renewals and extensions of any of the foregoing) having an issuance or grant date prior to the Expiration Date and existing at any time in any or all countries of the world.

Parties means the signatories hereto.

Previously Acquired TSMC Information means TSMC Information acquired by SMIC prior to the Effective Date.

Process Technology(ies) means information used in the manufacture of one or more Semiconductor Devices having a specified geometry (i.e., 0.13um).

Related Companies means, with respect to TSMC: its SUBSIDIARIES; Systems on Silicon Manufacturing Company Pte. Ltd; and Vanguard International Semiconductor Corporation; and with respect to SMIC, its SUBSIDIARIES.

Semiconductor Device(s) means a unitary or integrated silicon electronic device, such device being either in wafer, die, or finished form. A SEMICONDUCTOR DEVICE in finished form shall include any terminals and housing (and any environmental control elements within the housing) integral to such device. A SEMICONDUCTOR DEVICE shall not lose its character as such whether or not it is part of an assemblage of such electronic devices or other devices, but the term does not mean such assemblage nor does it include circuits formed by the assemblage.

Subsidiary(ies) of a company means a corporation or other legal entity: (i) the majority of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter controlled by such company either directly or indirectly; or (ii) which does not have outstanding shares or securities but the majority of whose ownership interest representing the right to manage such corporation or other legal entity is now or hereafter owned and controlled by such company either directly or indirectly; but any such corporation or other legal entity shall be deemed to be a SUBSIDIARY of such company only as long as such control or ownership and control exists.

CONFIDENTIAL Settlement Agreement Execution Copy	Confidential Settlement Document

TSMC Information means non-public information, know-how, technology or trade secrets developed or owned by TSMC, but shall not include information the following information:

(a) information which is generally known or freely available for use by other competitors of TSMC; (b) the general knowledge, skill and experience acquired by former TSMC employees during the course of their employment that is retained in the unaided memories of TSMC’s employees ; (c) industry standards or other information that is generally known or widely used in the semiconductor manufacturing industry; (d) information that is contained in publicly available documents, including patents, published articles and textbooks, equipment manuals, and seminar presentations that are generally available to TSMC’s competitors.

CONFIDENTIAL Settlement Agreement Execution Copy	Confidential Settlement Document

EXHIBIT A

PAYMENT SCHEDULE

SMIC (Cayman) shall pay to TSMC the aggregate sum of one hundred seventy-five million dollars ($175,000,000.00) in U.S. dollars, payable by wire transfer to TSMC’s designated account, as follows:

Effective Date	-	$20 million.
April 1, 2005	-	$5 million.
December 31, 2005	-	$5 million.
June 30, 2006	-	$15 million.
December 31, 2006	-	$15 million.
June 30, 2007	-	$15 million.
December 31, 2007	-	$15 million.
June 30, 2008	-	$15 million.
December 31, 2008	-	$15 million.
June 30, 2009	-	$15 million.
December 31, 2009	-	$15 million.
June 30, 2010	-	$15 million.
December 31, 2010	-	$10 million.

TSMC – SMIC Patent License Agreement DOCUMENT Exhibit H to Settlement Agreement Execution Copy	CONFIDENTIAL SETTLEMENT

PATENT LICENSE AGREEMENT

between

Taiwan Semiconductor Manufacturing Company, LTD.

and

Semiconductor Manufacturing International Corporation

TSMC – SMIC Patent License Agreement Exhibit H to Settlement Agreement Execution Copy	CONFIDENTIAL SETTLEMENT DOCUMENT

PATENT LICENSE AGREEMENT

TABLE OF CONTENTS

ARTICLE I - GRANTS OF LICENSES

1.01	Grant of Licenses
1.02	Term
1.03	Other Licensing Provisions
1.04	Joint Inventions
1.05	Publicity
1.06	Confidentiality
1.07	Non-Manufacturing Patents/Covenant Not to Sue

ARTICLE II – LICENSE FEE

ARTICLE III - TERMINATION

3.01	Termination for Breach
3.02	Survival

ARTICLE IV - MISCELLANEOUS PROVISIONS

4.01	Warranties and Disclaimers
4.02	Limited Assignability
4.03	Notice
4.04	Choice of Law, Validity, Interpretation
4.05	Integration
4.06	Pre-Issuance Liability
4.07	No Grant of Rights Against Third Parties
4.08	Releases
4.09	Counterparts and Facsimile
4.10	English Language

Appendix A - Definitions

i

PATENT LICENSE AGREEMENT

This Agreement (the “Agreement”) is entered into this 30th day of January 2005 by and among TAIWAN SEMICONDUCTOR MANUFACTURING COMPANY, LTD., a Taiwanese corporation, having a place of business located at No. 8 Li-Hsin Road 6, Hsin-Chu Science Park, Hsinchu, Taiwan, Republic of China and WaferTech, LLC, a limited liability company organized and existing under the laws of Delaware, having a principal place of business at 5509 N.W. Parker Street, Camas, Washington 98608, (collectively, “TSMC”) on behalf of themselves and all of their SUBSIDIARIES on the one hand; and SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION, a Cayman Island Corporation, having a place of business located at No. 18, Zhang Jiang Road, Pudong New Area, Shanghai 201203, People’s Republic of China on behalf of itself and all of its SUBSIDIARIES (collectively, “SMIC”).

For good and adequate consideration, including the promises and obligations undertaken in the Settlement Agreement, the Parties hereby agree as follows:

ARTICLE I

GRANT OF LICENSES

1.01 Grant of Licenses.

(a)	TSMC grants to SMIC under the Manufacturing Inventions of TSMC’s Patents, a personal, non-exclusive, indivisible, non-transferable, worldwide license to make, have made, use, lease, sell, offer to sell, and export/import Semiconductor Devices during the Term (as hereinafter defined in Section 1.02), provided, however, that no express or implied license is granted to make, have made, use, lease, sell, offer to sell or export/import any Semiconductor Devices for a third party under any non-Manufacturing Invention of TSMC Patent. It is expressly understood and agreed that this license is not intended to grant, and does not grant, any license rights to any third party under any TSMC Patent.

(b) SMIC grants to TSMC under the Manufacturing Inventions of SMIC’s Patents a personal, non-exclusive, indivisible, non-transferable, worldwide license to make, have made, use, lease, sell, offer to sell, and export/import Semiconductor Devices during the Term, provided, however, that no express or implied license is granted to make, have made, use, lease, sell, offer to sell or export/import any Semiconductor Device for a third party under any non-Manufacturing Invention SMIC Patent. It is expressly understood and agreed that this license is not intended to grant, and does not grant, any license rights to any third party under any SMIC patents.

TSMC – SMIC Patent License Agreement Exhibit H to Settlement Agreement Execution Copy	CONFIDENTIAL SETTLEMENT DOCUMENT

(c) TSMC hereby grants to SMIC, under TSMC’s Patents, a personal, nonexclusive and non-transferable, license to make, have made, use, lease, sell, offer to sell and import any circuit on a Semiconductor Device manufactured by or for SMIC, to the extent that such circuit is included in the standard library of SMIC, provided that the license granted under this section does not extend to a circuit that is developed for a customer as part of a proprietary device, the design of which circuit will not be included in SMIC’s standard library. For purposes of clarification, the Parties agree that no rights are granted to any circuits of a third party design, including circuits that may be included on the same Semiconductor Device as circuits licensed under this subsection.

(d) SMIC hereby grants to TSMC, under SMIC’s Patents, a personal, nonexclusive and non-transferable, license to make, have made, use, lease, sell, offer to sell and import any circuit on a Semiconductor Device manufactured by or for TSMC, to the extent that such circuit is included in the standard library of SMIC, provided that the license granted under this section does not extend to a circuit that is developed for a customer as part of a proprietary device, the design of which circuit will not be included in SMIC’s standard library. For purposes of clarification, the Parties agree that no rights are granted to any circuits of a third party design including circuits that may be included on the same Semiconductor Device as circuits licensed under this subsection.

(e) The licenses granted herein to have made Semiconductor Devices shall include the right to have products made by another manufacturer, provided that such products are made according to the specifications of the Party operating under its have made rights and such devices are being manufactured for bona fide customers of that Party.

1.02 Term.

(a) All licenses granted herein shall be in effect from the Effective Date until December 31, 2010 (the “Expiration Date”).

(b) Not less than six months before the Expiration Date, either Party may send a written notice to the other Party stating its intention to seek a renewal of this Agreement. Within thirty days following such notice, the Party receiving the notice shall respond to the notice stating whether it is willing to enter into discussions concerning such renewal. The entry into any such discussions shall not obligate any Party to agree to a renewal of this Agreement or to any particular terms and conditions with respect thereto.

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TSMC – SMIC Patent License Agreement Exhibit H to Settlement Agreement Execution Copy	CONFIDENTIAL SETTLEMENT DOCUMENT

1.03 Other License Provisions.

(a) Licenses granted herein are not to be construed as consent by the grantor to any act that may be performed by the grantee, except to the extent impacted by a Patent licensed herein to the grantee.

(b) The licenses granted hereunder are extended to each Party’s SUBSIDIARIES but only during the period such entities are SUBSIDIARIES. Each Party shall cause its SUBSIDIARIES to extend licenses consistent in scope with section 1.01 to the other Party under all of its SUBSIDIARIES’ patents from the date such company became a SUBSIDIARY through the end of the Term. The Parties agree that if either Party forms a holding company for any Patents within the scope of this license, that Party shall cause such holding company to grant licenses under such Patents, of the scope and duration granted herein, to the other Party.

(c) The licenses granted hereunder are not transferable, in that the sale or transfer by one Party of all or substantially all of its assets to any third party shall not include any of the licenses granted hereunder.

1.04 Joint Inventions.

(a) There are countries which require all inventors or their assignees to expressly consent to the grant of licenses or rights under patents issued in such countries for joint inventions.

(b) Each Party shall give such consent, or shall obtain such consent from its SUBSIDIARIES, its employees, or employees of any of its SUBSIDIARIES, as required to make full and effective grant of licenses and rights respecting any patent on a joint invention in which that Party has an interest within the scope of this Agreement.

(c) Each Party shall take steps which are reasonable under the circumstances to obtain from assignees or inventors of joint inventions who are not SUBSIDIARIES or employees of such party or its SUBSIDIARIES whatever consents are necessary to make full and effective the grant of licenses and rights respecting any patent on joint invention in which that Party has an interest within the scope of this license. If, in spite of such reasonable steps, such Party is unable to obtain the requisite consents from such third parties, the resulting inability of such Party to make full and effective its purported grant of such licenses and rights shall not be considered to be a breach of this Agreement and such Party shall not itself take any action to enforce the patent against the grantee or otherwise act in any manner inconsistent with the rights granted in this Agreement.

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TSMC – SMIC Patent License Agreement Exhibit H to Settlement Agreement Execution Copy	CONFIDENTIAL SETTLEMENT DOCUMENT

1.05 Publicity.

Nothing in this Agreement shall be construed as conferring upon either Party or its SUBSIDIARIES any right to include in advertising, packaging or other commercial activities related to a Semiconductor Device, any reference to the other Party (or any of its SUBSIDIARIES), its trade names, trademarks or service marks in a manner which would be likely to cause confusion or to indicate that such Semiconductor Device is in any way certified by the other party hereto or its SUBSIDIARIES.

1.06 Confidentiality.

The terms and conditions, but not the existence, of this Agreement shall be treated as confidential information by the Parties, and neither Party shall disclose the terms or conditions of this Agreement to any third party (other than to its SUBSIDIARIES licensed pursuant to this Agreement) without the prior written permission of the other Party. Each Party, however, shall have: (i) the right to represent to third parties that such Party is licensed for the Patents as provided by this Agreement; and (ii) the right to make disclosures to the extent required by an order of court, regulation of another governmental body, or otherwise by law or by a stock exchange, provided that the Party shall promptly provide written notice to the non-disclosing Party of the intended disclosure and of the court order or regulation prior to such disclosure and that the Party takes all reasonable steps to minimize such disclosure by, for example, obtaining a protective order and/or appropriate confidentiality provisions requiring that such information to be disclosed be used only for the purpose for which such law, order, regulation or requirement was issued. Additionally, each Party may disclose this Agreement or its contents to the extent reasonably necessary, under a suitable confidentiality agreement, to its accountants, attorneys, financial advisors and in connection with due diligence activities relating to the sale of the stock or a portion of the business of a Party or its SUBSIDIARIES, provided that said Party consult with the other Party as to any terms and conditions that such Party desires to have redacted.

1.07 Non-Manufacturing Patents/Covenant Not to Sue.

(a) TSMC agrees during the term of this Agreement not to bring any action against SMIC or its SUBSIDIARIES for making, having made, using, selling, or importing any third party product arising out of infringement of TSMC’s non-Manufacturing Patents; provided, however, that this agreement is personal as to SMIC, is non-transferable, and does not grant any rights or license to any third party under TSMC’s non-Manufacturing Patents, nor does it inure to the benefit of any third party in any way.

(b) SMIC agrees during the term of this Agreement not to bring any action against TSMC or its SUBSIDIARIES for making, having made, using, selling, or importing any third party product arising out of infringement of SMIC’s non-Manufacturing Patents ; provided, however, that this agreement is personal as to TSMC, is non-transferable, and does not grant any rights or license to any third party under SMIC’s non-Manufacturing Patents, nor does it inure to the benefit of any third party in any way.

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TSMC – SMIC Patent License Agreement Exhibit H to Settlement Agreement Execution Copy	CONFIDENTIAL SETTLEMENT DOCUMENT

ARTICLE II

LICENSE FEE

2.01 A portion of the payment required under the terms of the Settlement Agreement constitutes consideration for the rights granted by TSMC to SMIC pursuant to this Agreement.

ARTICLE III

TERMINATION

3.01 Termination for Breach.

(a) Upon an event of Termination as set forth in Paragraph 40 of the Settlement Agreement, the breaching Party’s rights (including the releases hereunder) under this Agreement shall immediately terminate, and the non-breaching Party’s rights shall remain unaffected.

(b) The waiver by any Party of a breach or default in any of the provisions of this Agreement by another Party shall not be construed as a waiver by such Party of any succeeding breach of the same or other provisions, nor shall any delay or omission on the part of any Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder, operate as a waiver of any right, power or privilege by such Party.

3.02 Survival.

Any termination under the provisions of this Article III of the licenses and rights of a Party shall not affect such Party’s licenses, rights and obligations with respect to any Semiconductor Devices made or furnished during the period of this license and prior to such termination.

ARTICLE IV

MISCELLANEOUS PROVISIONS

4.01 Warranties and Disclaimers.

(a)	Neither Party nor any of its SUBSIDIARIES makes any representations, extends any warranties of any kind, assumes any responsibility or obligations whatever, or confers any right by implication, estoppel or otherwise, other than the licenses, rights and warranties herein expressly granted.

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TSMC – SMIC Patent License Agreement Exhibit H to Settlement Agreement Execution Copy	CONFIDENTIAL SETTLEMENT DOCUMENT

(b)	No Party, nor any of their SUBSIDIARIES, shall knowingly and willingly enter into any arrangement by which it disposes of its right to grant, or limits in any way, any of the licenses, rights and privileges granted under its Patents.

(c)	Nothing contained in this Agreement shall be construed as:

(i)	a warranty or representation by any of the Parties to this Agreement as to the validity or scope of any Patent licensed hereunder; or

(ii)	a warranty or representation that any manufacture, sale, lease, use or other disposition of any products hereunder will be free from infringement of Patents or other industrial or intellectual property rights under which no express licenses have been granted under and pursuant to this Agreement; or

(iii)	an obligation on any of the Parties to file any patent application or to secure any Patents or maintain any Patents in force; or

(iv)	an agreement to bring or prosecute actions or suits against outside third parties for infringement or conferring any rights to bring or prosecute actions or suits against third parties for infringement; or

(v)	conferring any right to use in advertising, publicity or otherwise, any trademark, trade name or names, or any contraction, abbreviation or simulation thereof, of any Party; or

(vi)	conferring by implication, estoppel or otherwise, upon any Party licensed hereunder, any license or other right under any Patents or other industrial or intellectual property rights except for the licenses and rights expressly granted hereunder; or

(vii)	an obligation by one Party to furnish any technical information or know-how the other Party, its SUBSIDIARIES or to any Third Party.

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TSMC – SMIC Patent License Agreement Exhibit H to Settlement Agreement Execution Copy	CONFIDENTIAL SETTLEMENT DOCUMENT

4.02 Limited Assignability.

(a)	The Parties have entered into this Agreement in contemplation of personal performance, each by the other, and intend that the licenses and rights granted hereunder to a Party may not be extended by such Party to entities other than such Party’s SUBSIDIARIES without the other Party’s express written consent.

(b)	Neither this Agreement nor any licenses or rights granted hereunder shall be otherwise assignable or transferable (in insolvency proceedings; by reason of an asset transfer such as a corporate merger, acquisition, or reorganization; or otherwise) by either Party without the express written consent of the other Party. Any attempted unauthorized transfer or assignment shall be null and void and unenforceable in law or equity. Any attempted unauthorized transfer or assignment shall result in the immediate termination of the licenses granted hereunder to the Party attempting such transfer or assignment.

(c)	No Party shall transfer the ownership of any patent subject to the license grants in section 1.01 to a third party during the Term of this Agreement unless such transfer is subject to the licenses granted hereunder to the non-transferring Party.

(d)	No Party shall transfer any ownership in an invention within the scope of the license grants in section 1.01 during the Term of this Agreement unless the transferee agrees in writing that any patent issued with respect to such invention will be subject to the licenses granted hereunder to the non-transferring Party.

4.03 Notice.

(a) Any notice or other communication hereunder shall be sufficiently given to: (i) SMIC when sent by overnight or certified mail addressed to Chief Legal Officer, Semiconductor Manufacturing International Corporation, No. 18, Zhang Jiang Road, Pudong New Area, Shanghai 201203, People’s Republic of China the address set out above; or (ii) TSMC when sent by overnight or certified mail addressed to General Counsel, Taiwan Semiconductor Manufacturing Company, Ltd., a Taiwanese corporation, having a place of business located at No. 8 Li-Hsin Road 6, Hsin-Chu Science Park, Hsinchu, 300-77, Taiwan, Republic of China. Changes in such addresses may be specified by written notice.

(b) Upon the execution of this Agreement, each Party shall furnish to the other Party a complete list in writing of the names and addresses of its SUBSIDIARIES and shall thereafter notify the other Party in writing of any changes to the lists within sixty (60) days after each such change. Furthermore, each Party shall reply promptly and accurately in writing to any enquiry by another Party as to whether it has a controlling interest in a particular company.

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TSMC – SMIC Patent License Agreement Exhibit H to Settlement Agreement Execution Copy	CONFIDENTIAL SETTLEMENT DOCUMENT

4.04 Choice of Law, Validity, Interpretation.

(b)	(a) This Agreement, its validity, its interpretation and performance, including any dispute arising under this Agreement, shall be governed by the substantive laws of the State of California, USA (without application of its conflict of law rules), as if this Agreement were wholly executed and wholly performed in the State of California, USA.

(b) If any non-material term, clause or provision of this Agreement shall be judged to be invalid, the validity of any other term, clause or provision shall not be thereby affected and such invalid term, clause or provision shall be deemed deleted from this Agreement.

(c) The Parties consent to personal and subject matter jurisdictions and venue, in Courts located in the State of California for any disputes pertaining to this Patent License Agreement.

4.05 Integration.

This Agreement and the Settlement Agreement set forth the entire agreement and understanding between the Parties as to the grant of Patent licenses and merges all prior discussions between them. The Parties will not be bound by any modifications, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or in a writing signed with or subsequent to execution hereof by an authorized representative of the bound Party.

4.06 Pre-Issuance Liability.

To the extent an owner of an invention is entitled to compensation, damages or other monetary award for another’s unlicensed manufacture, sale, lease, use or importation involving such invention on or after a date prior to the issuance of a patent on such an invention, hereinafter referred to as the invention’s “protection commencement date” (e.g., the date of publication of allowed claims or the date of publication or “laying open” of the filed patent application), the Parties agree that such invention may be used during the Term of this Agreement to the same extent as if such invention were licensed on the protection commencement date pursuant to the terms of this Agreement.

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TSMC – SMIC Patent License Agreement Exhibit H to Settlement Agreement Execution Copy	CONFIDENTIAL SETTLEMENT DOCUMENT

4.07 No Grant of Rights Against Third Parties

There may be countries in which a Party may have, as a consequence of this Agreement, rights against infringers of the other Party’s Patents licensed hereunder. Each Party hereby waives any such right it may have by reason of any third party’s infringement or alleged infringement of the other Party’s Patents.

4.08 Releases.

(a)	TSMC, for itself and for its SUBSIDIARIES, hereby releases, acquits and forever discharges, to the extent of its right to do so, SMIC and its SUBSIDIARIES from any and all claims, known or unknown, for liability arising out of infringement prior to the Effective Date of TSMC’s Patents, for which the rights and licenses expressly granted under this Agreement to SMIC and its SUBSIDIARIES would be a complete defense had this Agreement been in effect at the time such patent infringement arose.

(b) SMIC, for itself and for its SUBSIDIARIES, hereby releases, acquits and forever discharges, to the extent of its right to do so, TSMC and its SUBSIDIARIES from any and all claims, known or unknown, for liability arising out of infringement prior to the Effective Date of SMIC’s Patents, for which the rights and licenses expressly granted under this Agreement to SMIC and its SUBSIDIARIES would be a complete defense had this Agreement been in effect at the time such patent infringement arose.

4.09 Counterparts and Facsimile.

This Agreement may be executed on facsimile copies in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.10 English Language.

This Agreement is in the English language, which language shall be controlling in all respects, and all versions in any other language shall be for ease of reference only and shall not be binding upon the Parties. All communications to be made or given pursuant to this Agreement shall be in the English language as well.

4.11 Legal Representation

The Parties hereby acknowledge that each has been represented by independent legal counsel throughout all negotiations which preceded the execution of this Agreement and that this Agreement has been executed with the consent and advice of such counsel.

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TSMC – SMIC Patent License Agreement Exhibit H to Settlement Agreement Execution Copy	CONFIDENTIAL SETTLEMENT DOCUMENT

4.12 Headings

The headings included in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

[Intentionally Blank Space]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives having authority to bind the respective Party on the respective dates entered below.

Taiwan Semiconductor Manufacturing Company, LTD.

By:
FC Tseng
Deputy CEO

Date: January 30, 2005

Semiconductor Manufacturing International Corporation

By:
Richard R. Chang
Chairman and CEO

Date: January 30, 2005

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TSMC – SMIC Patent License Agreement Exhibit H to Settlement Agreement Execution Copy	CONFIDENTIAL SETTLEMENT DOCUMENT

APPENDIX A

DEFINITIONS

Effective Date means January 31, 2005.

Patents means and include any and all patents (including patents of importation, patents of confirmation, improvement patents, patents and certificates of addition and utility models, as well as divisions, reissues, continuations, continuations-in-part, renewals and extensions of any of the foregoing) having an issuance or grant date prior to the Expiration Date and existing at any time in any or all countries of the world

Semiconductor Device(s) means a unitary or integrated silicon electronic device, such device being either in wafer, die, or finished form. A Semiconductor Device in finished form shall include any terminals and housing (and any environmental control elements within the housing) integral to such device. A Semiconductor Device shall not lose its character as such whether or not it is part of an assemblage of such electronic devices or other devices, but the term does not mean such assemblage nor does it include circuits formed by the assemblage.

Settlement Agreement means the agreement entitled “Settlement Agreement” between the parties executed on the same date as this Patent License.

SUBSIDIARY(ies) of a company means a corporation or other legal entity: (i) the majority of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter controlled by such company either directly or indirectly; or (ii) which does not have outstanding shares or securities but the majority of whose ownership interest representing the right to manage such corporation or other legal entity is now or hereafter owned and controlled by such company either directly or indirectly; but any such corporation or other legal entity shall be deemed to be a SUBSIDIARY of such company only as long as such control or ownership and control exists.

SMIC’s Patents means all patents issued or having enforceable rights in any country of the world on or before the termination of this Agreement and any patents claiming priority therefrom, which SMIC (or any company while a SUBSIDIARY of SMIC), during the Term, owns or acquires or has the right to grant any licenses of the type herein granted, but only to the extent of such right.

TSMC’s Patents means all patents issued or having enforceable rights in any country of the world on or before the termination of this Agreement and any patent claiming priority therefrom, which TSMC (or any company while a SUBSIDIARY of TSMC), during the Term, owns or acquires or has the right to grant any licenses of the type herein granted, but only to the extent of such right.

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TSMC – SMIC Patent License Agreement Exhibit H to Settlement Agreement Execution Copy	CONFIDENTIAL SETTLEMENT DOCUMENT

Manufacturing Inventions means an invention that is directed to a process for the manufacture of Semiconductor Devices, including but not limited to devices such as transistors, diodes, capacitors, resistors, conductors, dielectrics, and housings. The term Manufacturing Invention does not mean (1) apparatus useful in the implementation of the process by a manufacturer of a Semiconductor Device, or (2) a Semiconductor Device itself, or (3) the functional operation of the Semiconductor Device.

Party means either TSMC or SMIC. Parties means both TSMC and SMIC.

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